Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS NET INCOME FOR THE SECOND QUARTER OF 2025

DALTON, GEORGIA (August 7, 2025) -- The Dixie Group, Inc. (OTCQB: DXYN) today reported financial results for the quarter ended June 28, 2025.

•The gross profit margin for the second quarter of 2025 was 29.2% of net sales compared to 28.1% in the second quarter of 2024
•Operating income in the second quarter of 2025 was $3.2 million compared to $2.3 million in the second quarter of the prior year
•The Company had a net income of $1.2 million in the second quarter of 2025 compared to a net income of $0.6 million in the same period of the prior year

For the second quarter of 2025, the Company had net sales of $68,573,000 as compared to $70,507,000 in the same quarter of 2024. The Company had an operating income of $3,189,000 compared to an operating income of $2,295,000 in the second quarter of 2024. The net income from continuing operations in the second quarter of 2025 was $1,254,000 or $0.08 per diluted share. In 2024, the net income from continuing operations for the second quarter was $667,000 or $0.04 per diluted share.

For the six months ended June 28, 2025, net sales were $131,563,000 or 3.1% below the net sales for the six-month period ended June 29, 2024 at $135,761,000. The operating income for the first six months of 2025 was $3,200,000 compared to an operating income of $1,437,000 in the same period of the prior year. The Company had a net loss from continuing operations of $328,000 or $0.02 per diluted share for the six months ended June 28, 2025 compared to a net loss form continuing operations of $1,743,000 or $0.12 per diluted share in the six month period ending June 29, 2024.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “The Company had a net income of $1.2 million in the second quarter. Despite lower year over year sales volume, we were able to produce stronger operating margins at 29.2% of net sales compared to 28.1% in the same quarter of the prior year. We also reduced our year over year selling and administrative expenses. These favorable results in 2025 are primarily the result of our cost reduction plan which is currently estimated to produce $12.6 million in reduced spending year over year.

Weak market conditions continued to negatively impact flooring industry sales in the second quarter of 2025, with high interest rates and low consumer confidence being key factors leading to slow home sales and weak home remodeling numbers.  Our soft surface sales outpaced the market in the second quarter as we were relatively flat year over year where the industry, we believe, was down 7%. A key growth segment in our soft surface products was our DuraSilk™SD collection, which continues to gain share of the polyester market.  Also, continued growth of our high-end decorative segment resulted in one of our strongest quarters for the sales of our decorative products.

We launched five new soft surface introductions during the second quarter across all three of our brands.  All of these products are differentiated patterns made with our white dyeable EnVision Nylon.  Featuring up to fifty colors, these patterns provide unique aesthetics for consumers and designers who are focused on high-end fashion and home décor.   Additional synthetic styles and decorative styles will be launched during the second half of 2025.

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The Dixie Group Reports Second Quarter 2025 Results

August 7, 2025

In our hard surface segment, we have seen over 10% growth in year over year net sales of our Fabrica wood products and positive order entry in the WPC subsegment as the market preference is shifting toward WPC, and we repositioned key collections in this category. Low inventory and supply chain issues factored unfavorably in our TRUCOR® segment results for the quarter, but, with key collections launching during the 2nd half of 2025, we expect TRUCOR to return to being a growing segment for the company.

We launched five new hard surface collections during the second quarter.  These launches include a beautiful new color update for Calais, a collection in our Fabrica wood program, and our new PRIME X collection, ten SKUs of half-inch thick, 7x72 WPC planks.  This program expands our market leading oversized plank assortment with on trend colors in a high quality WPC construction.  We expanded our high end SPC program with ten new colors of Boardwalk, a collection which features a rolled edge format and beautiful visuals.   Finally, we expanded our market leading tile visuals with six new colors featuring CGT technology for built in grout lines. We also plan to have additional hard surface launches in the second half of 2025.

From a marketing standpoint, we continued our partnerships with Roomvo and Broadlume in the digital space.  Through these programs, we continue to see increased lead generation, online sample ordering, and room visualizations.  These metrics are promising as today’s consumer is searching for flooring products online and we must meet them where they are.  Our Premier Flooring Center (PFC) retail partners continue to be a strong point for TDG in the market.  This program includes a selling system which supports better goods and higher end products along with training, unique promotional opportunities and other benefits.

Although we are encouraged by the strong second quarter results in a down market, our industry continues to be negatively impacted by inflationary pressures, high interest rates and low consumer confidence. Historically, after economic downturns, pent up demand drives sales growth in the industry for several years. While we cannot predict the timing of when this pent up demand will be released, we believe we have taken the appropriate actions through cost reductions and operational improvements to manage through the slower periods and optimize our return as market conditions improve." Frierson concluded.

Our operating margin in the second quarter of 2025 was 29.2% comparing favorably to the operating margin in the second quarter of the prior year at 28.1%. For the first six months of 2025 the operating margin was 28.1% compared to 26.2% in the first six months of 2024. The improved margins are the result of operating efficiencies, lower raw material costs and planned cost reductions in our plants. Selling and administrative expenses were also favorable on the quarter at $16.8 million compared to $17.4 million in the second quarter of the prior year. For the first six months of the year, selling and administrative expenses were flat at $33.7 million in both 2025 and 2024.

On our balance sheet, receivables increased $5.6 million from the balance at fiscal year end 2024 due to higher sales in the last month of the second quarter 2025 as compared to the seasonally lower sales volume in the last month of the previous fiscal year. The net inventory value of $67.4 million at the end of the second quarter of 2025 was slightly higher than the fiscal year end 2024 balance of $66.9 million. Combined accounts payable and accrued expenses were $11.5 million higher at the end of the second quarter of 2025 as compared to the December 2024 balance. This increase was primarily driven by higher payables and accruals for raw materials to replenish inventory and meet higher production needs in preparation for higher levels of demand in the third quarter as compared to the first quarter. In the second quarter of 2025, capital expenditures were $0.2 million. Capital expenditures for the full fiscal year 2025 are planned at $0.8 million. Interest expense was $1.9 million in the second quarter of 2025 compared to $1.6 million in the second quarter of 2024. The higher interest expense in 2025 was the result of higher effective interest rates on our debt. Our debt increased by $1.1 million in the first six months of 2025. Items contributing to the increased debt include the requirement to hold restricted cash for our letters of credit and the need to maintain higher cash balances to support outstanding checks. At second quarter end, cash and cash equivalents on our balance sheet was $4.4 million and restricted cash was $4.3 million. Our availability under our line of credit with our senior lending facility was $13.1 million at the end of the second quarter of 2025. The availability under our senior credit facility is subject to a $6.0 million minimum excess availability requirement.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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The Dixie Group Reports Second Quarter 2025 Results

August 7, 2025

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended			Six Months Ended
	June 28, 2025		June 29, 2024	June 28, 2025	June 29, 2024

NET SALES	$68,573		$70,507	$131,563	$135,761
Cost of sales	48,557		50,694	94,645	100,139
GROSS PROFIT	20,016		19,813	36,918	35,622
Selling and administrative expenses	16,778		17,376	33,652	33,748
Other operating income, net	(68)		(105)	(166)	(52)
Facility consolidation and severance expenses, net	117		247	232	489
OPERATING INCOME	3,189		2,295	3,200	1,437
Interest expense	1,872		1,620	3,365	3,152
Other (income) expense, net	(4)		4	84	8
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	1,321		671	(249)	(1,723)
Income tax provision	67		4	79	20
INCOME (LOSS) FROM CONTINUING OPERATIONS	1,254		667	(328)	(1,743)
Loss from discontinued operations, net of tax	(94)		(64)	(209)	(148)
NET INCOME (LOSS)	$1,160		$603	$(537)	$(1,891)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.08		$0.04	$(0.02)	$(0.12)
Discontinued operations	(0.01)		(0.00)	(0.01)	(0.01)
Net income (loss)	$0.07		$0.04	$(0.03)	$(0.13)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.08		$0.04	$(0.02)	$(0.12)
Discontinued operations	(0.01)		(0.00)	(0.01)	(0.01)
Net income (loss)	$0.07		$0.04	$(0.03)	$(0.13)

Weighted-average shares outstanding:
Basic	14,496		14,894	14,431	14,872
Diluted	14,589	1	14,987	14,431	14,872

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The Dixie Group Reports Second Quarter 2025 Results

August 7, 2025

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 28, 2025	December 28, 2024
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$4,386	$19
Receivables, net of allowances for expected credit losses of $539 and $454	28,891	23,325
Inventories, net	67,381	66,852
Prepaid and other current assets	5,965	5,643
TOTAL CURRENT ASSETS	106,623	95,839

PROPERTY, PLANT AND EQUIPMENT, NET	31,315	33,747
OPERATING LEASE RIGHT-OF-USE ASSETS	26,127	25,368
RESTRICTED CASH	4,309	—
OTHER ASSETS	18,870	19,854
LONG-TERM ASSETS OF DISCONTINUING OPERATIONS	1,139	1,064
TOTAL ASSETS	$188,383	$175,872

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$26,319	$14,884
Accrued expenses	15,100	15,057
Current portion of long-term debt	57,311	53,818
Current portion of operating lease liabilities	4,437	3,804
Current liabilities of discontinued operations	1,115	1,156
TOTAL CURRENT LIABILITIES	104,282	88,719

LONG-TERM DEBT, NET	26,123	28,530
OPERATING LEASE LIABILITIES	22,591	22,295
OTHER LONG-TERM LIABILITIES	16,100	16,712
Long-Term Liabilities of Discontinued Operations	3,480	3,398
Stockholders' Equity	15,807	16,218
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$188,383	$175,872

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